Exhibit 99.1

Martha Stewart Living Omnimedia Reports Second Quarter 2014 Results

NEW YORK, July 29, 2014 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the second quarter ended June 30, 2014. The Company reported revenue for the second quarter of $37.6 million, and basic and diluted net income of $0.03 per share.

Dan Dienst, Chief Executive Officer, said, “For the past several months, we have been focused on managing our costs and expenses without in any way sacrificing our high quality content and designs. We saw the efforts of many of our talented staff pay off this quarter, which is the first profitable second quarter our Company has achieved since 2008. With the business stabilized, our business unit realignments behind us, and efficiencies and productivity measures being rigorously monitored, we are now keenly focused on the many growth opportunities ahead of us across all verticals and all geographies. As I have said on several recent occasions, the best years for MSLO are indeed ahead of us.”

Second Quarter 2014 Summary

Revenues totaled $37.6 million in the second quarter of 2014, compared to $42.2 million in the second quarter of 2013 due to lower print and merchandising revenue partially offset by higher digital advertising revenue.

Total operating income for the second quarter of 2014 was $2.2 million compared to a loss of $(0.6) million in the prior-year period.

Basic and diluted net income per share was $0.03 for the second quarter of 2014 compared to a loss of $(0.02) for the second quarter of 2013.

Second Quarter 2014 Results by Segment

Three Months Ended June 30

(unaudited, in thousands)

	2014	2013
REVENUES
Publishing	$22,229	$24,190
Merchandising	14,719	16,116
Broadcasting	672	1,892

Total Revenues	$37,620	$42,198

OPERATING (LOSS) / INCOME
Publishing	$(1,750)	$(5,744)
Merchandising	10,995	11,707
Broadcasting	(131)	1,065
Corporate	(6,870)	(7,664)

Total Operating Income / (Loss)	$2,244	$(636)

Recent Business Highlights

•	Traffic to our websites via mobile devices continues to grow as our mobile unique visitors were up 18% over the prior year’s second quarter.

•	Last month, the Company announced its third annual “Martha Stewart American Made” program, with sponsors including The UPS Store and Hyatt House. The nationally recognized awards program celebrates new rising stars of the growing maker culture that have turned their passions into small businesses. The program will culminate in a two-day celebration in New York City on November 7-8, 2014.

•	The third season of Martha Bakes just finished airing on PBS and the fourth season of Martha Stewart’s Cooking School is scheduled to premiere on PBS in the fall.

•	MSLO will publish its 82nd book, One Pot: 120+ Easy Meals from Your Skillet, Slow Cooker, Stockpot, and More, in September.

Publishing

Revenues in the second quarter of 2014 were $22.2 million, compared to $24.2 million in the prior year due to lower print advertising revenue. Digital revenue grew to $5.9 million – an increase of 9% over last year’s second quarter.

Operating loss was $(1.8) million for the second quarter of 2014, compared to $(5.7) million in the prior year.

Merchandising

Revenues in the second quarter were $14.7 million compared to $16.1 million in the prior year’s second quarter primarily due to the timing of recognition of royalty revenue from our commercial agreement with J.C. Penney. Operating income was $11.0 million for the second quarter of 2014 as compared to $11.7 million in the second quarter of 2013.

Broadcasting

Revenue in the second quarter of 2014 was $0.7 million, compared to $1.9 million in the second quarter of 2013. Last year’s second quarter included revenue from the second season of Martha Stewart’s Cooking School with higher sponsorship rates with no comparable revenue in this year’s second quarter.

Operating loss was $(0.1) million for the second quarter of 2014 compared to operating income of $1.1 million in the prior year’s quarter.

Corporate

Corporate expenses were $(6.9) million in the second quarter of 2014 compared to $(7.7) million in the prior year’s quarter due largely to lower litigation expenses.

The Company will host a conference call with analysts and investors on July 29, 2014 at 8:30am EDT that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through August 12, 2014.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and well-designed, high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “continue,” “potential” or similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Such forward-looking statements include: the continued success of our brands and the reputation and popularity of Martha Stewart and Emeril Lagasse; adverse reactions to publicity relating to Ms. Stewart or Mr. Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover; our ability to successfully implement our growth strategies; our ability to develop new or expand existing merchandising and licensing programs or the loss or failure of existing programs, including as a result of financial instability of or disputes with our partners; failure to predict, respond to and influence trends in consumer taste; our inability to successfully and profitably develop or introduce new products and services; softening of or increased competition for advertising revenues, including increased competitive pressure on digital display advertising rates as a result of programmatic buying of advertising inventory; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; our ability to drive and retain visitors to our digital platforms and to effectively monetize our digital platforms; disruption in the industries in which our publishing and digital third-party vendors operate; continued weak and uncertain worldwide economic conditions; increases in paper, postage, freight or printing costs; weakening in circulation, particularly in newsstand sales; failure to protect our intellectual property; and failure to realize expected efficiencies and benefits from our restructuring activities.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended June 30,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$22,229	$24,190
Merchandising	14,719	16,116
Broadcasting	672	1,892

Total revenues	37,620	42,198

Production, distribution and editorial	(15,296)	(19,139)
Selling and promotion	(10,165)	(12,296)
General and administrative	(9,086)	(10,156)
Depreciation and amortization	(829)	(1,126)
Restructuring charges	—	(152)
Gain on sale of subscriber list, net	—	35

OPERATING INCOME / (LOSS)	2,244	(636)
Interest income / (expense) and other, net	(133)	(168)

INCOME / (LOSS) BEFORE INCOME TAXES	2,111	(804)
Income tax provision	(344)	(376)

NET INCOME / (LOSS)	$1,767	$(1,180)

INCOME / (LOSS) PER SHARE - BASIC AND DILUTED
Net Income / (Loss) - Basic	$0.03	$(0.02)

Net Income / (Loss) - Diluted	$0.03	$(0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	56,964,079	67,371,869
Diluted	57,729,551	67,371,869

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Six Months Ended June 30,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$41,735	$48,672
Merchandising	27,803	27,623
Broadcasting	1,350	3,127

Total revenues	70,888	79,422

Production, distribution and editorial	(30,709)	(39,753)
Selling and promotion	(18,262)	(21,947)
General and administrative	(17,995)	(21,359)
Depreciation and amortization	(3,868)	(2,093)
Restructuring charges	—	(675)
Gain on sale of subscriber list, net	—	2,724

OPERATING INCOME / (LOSS)	54	(3,681)
Interest income / (expense) and other, net	(565)	(34)

LOSS BEFORE INCOME TAXES	(511)	(3,715)
Income tax provision	(325)	(738)

NET LOSS	$(836)	$(4,453)

LOSS PER SHARE - BASIC AND DILUTED
Net loss	$(0.01)	$(0.07)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	56,823,235	67,302,986

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,052	$21,884
Short-term investments	47,637	19,268
Restricted cash and investments	—	5,072
Accounts receivable, net	23,225	39,694
Paper inventory	999	2,901
Other current assets	2,773	3,876

Total current assets	88,686	92,695

PROPERTY AND EQUIPMENT, net	4,579	7,961
GOODWILL	850	850
OTHER INTANGIBLE ASSETS, net	45,200	45,200
OTHER NONCURRENT ASSETS	1,537	1,661

Total assets	$140,852	$148,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$12,511	$12,464
Accrued payroll and related costs	5,677	8,665
Current portion of deferred subscription revenue	6,412	7,632
Current portion of other deferred revenue	17,673	17,227

Total current liabilities	42,273	45,988

DEFERRED SUBSCRIPTION REVENUE	2,306	3,587
OTHER DEFERRED REVENUE	13,481	17,307
DEFERRED INCOME TAX LIABILITY	7,333	7,094
OTHER NONCURRENT LIABILITIES	3,634	3,916

Total liabilities	69,027	77,892

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 31,641,859 and 30,704,491 shares issues in 2014 and 2013, respectively; 31,582,459 and 30,645,091 shares outstanding in 2014 and 2013, respectively	316	307
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,484,625 and 25,984,625 shares issued and outstanding in 2014 and 2013, respectively	255	260
Capital in excess of par value	343,926	342,213
Accumulated deficit	(271,887)	(271,051)
Accumulated other comprehensive loss	(10)	(479)

	72,600	71,250

Less: Class A treasury stock - 59,400 shares at cost	(775)	(775)

Total shareholders’ equity	71,825	70,475

Total liabilities and shareholders’ equity	$140,852	$148,367

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 212-827-8348, knash@marthastewart.com